Exhibit 21.0

UROPLASTY, INC. AND SUBSIDIARIES

Subsidiaries of the Company

The following are wholly owned subsidiaries of Uroplasty, Inc:

Uroplasty BV
Hofkamp 2
6161 DC Geleen
The Netherlands

Uroplasty, Ltd
Manchester Business Park
3000 Aviator Way,
Manchester, M22 5TG
United Kingdom